Exhibit 99.1

FOR IMMEDIATE RELEASE	For Additional Information
Contact: William G. Cornely or
Lori M. Steiner at 614-356-5524

Dominion Homes Reports 2006 Sales and Deliveries

DUBLIN, Ohio - January 12, 2007 - Dominion Homes, Inc. (NASDAQ: DHOM) reported today its 2006 sales and deliveries. The Company sold 1,171 homes during 2006, a 40% decline from the 1,944 homes sold in 2005. The aggregate sales value of the homes sold during 2006 was $219.1 million compared to $370.6 million for 2005. For the three months ended December 31, 2006, the Company sold 131 homes, with an aggregate sales value of $24.2 million, compared to 230 homes, with an aggregate sales value of $44.9 million for the same period the previous year.

The Company delivered 1,335 homes in 2006, a 38% decline from the 2,146 homes delivered in 2005. For the 2006 fourth quarter, 284 homes were delivered compared to 571 homes delivered during the same period in 2005.

The Company’s backlog on December 31, 2006 was 266 sales contracts, with an aggregate sales value of $54.9 million, compared to a backlog on December 31, 2005 of 430 sales contracts, with an aggregate sales value of $89.7 million.

“As anticipated, new home sales in our markets were challenging throughout 2006, and we do not anticipate a significant recovery in 2007” said Douglas G. Borror, Chairman and CEO of Dominion Homes. “However, during this past year we dramatically reduced our overhead expenses and continued to reduce land holdings. In addition, our recently amended and renewed credit facility provides long-term financing for the Company through December 29, 2010. We believe that this will allow us to move forward in executing a strategic business plan that includes introducing new and exciting products and marketing programs designed to create additional interest in all of our home series,” he added.

The Company will announce its 2006 financial results after the close of business on February 23, 2007. The Company will not host an analyst conference call to discuss the 2006 financial results

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. Additional information about the Company and its homes is located on its website, www.dominionhomes.com.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in national or local economic conditions, changes in the local or national homebuilding industry, changes in federal lending programs, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report and Form 10-K for the year ended December 31, 2005, and in its Quarterly Report on Form 10-Q for the period ended September 30, 2006. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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